EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2020 FINANCIAL RESULTS

•	First quarter net revenues of $108.5 million compared to net revenues of $107.1 million for the same period of fiscal 2019.
•	First quarter net income of $3.3 million, or $0.26 per diluted share, representing an improvement from the net loss of $(1.6) million, or $(0.13) per diluted share for the same period of fiscal 2019.
•	First quarter net cash provided by operating activities of $7.0 million, compared to net cash provided by operating activities of $7.1 million, for the same period of fiscal 2019.
•	Backlog of $237.6 million at December 31, 2019, an increase of 1.0% from $235.2 million at September 30, 2019.
•	Capital investment in first quarter of fiscal 2020 of $2.3 million and forecast for capital spending in fiscal 2020 of $12.0 million.
•	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, January 30, 2020 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter fiscal year 2020 ended December  31, 2019.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“We continued our sequential improvement in gross margin as a percentage of net sales this quarter as we hit 17.3% and achieved an operating profit that was $7 million higher than last year’s first quarter.  This was achieved by our continued focus on improving pricing of our high valued differentiated products and reducing costs in our operations,” said Michael Shor, President and Chief Executive Officer.  “Looking forward, we see short-term challenges in the aerospace market, which are expected to impact our fiscal 2020 shipments. Our team is managing through this period of lower demand, and we believe that we will continue to show positive operational momentum stemming from the impact of our improvement initiatives.”

 1st Quarter Results

Net Revenues.   Net revenues were $108.5 million in the first three months of fiscal 2020, an increase of 1.3% from $107.1 million in the same period of fiscal 2019.   Volume was 4.2 million pounds in the first three months of fiscal 2020, a decrease of 2.5% from 4.3 million pounds in the same period of fiscal 2019.  The decrease in volume was primarily due to declining chemical processing sales (partly due to retaliatory tariffs in China) as well as declining volume in flue-gas desulfurization (included within other markets), partially offset by an increase in aerospace volume. The product-sales average selling price was $23.97 per pound in the first three months of fiscal 2020, an increase of 1.9% from $23.53 per pound in the same period of fiscal 2019.  The average selling price increased as a result of improved pricing and a higher value mix within the industrial gas turbine and other markets as compared to the same period of fiscal 2019, in the amount of approximately $0.45 per pound, partially offset by lower raw material market prices, which decreased average selling price per pound by approximately $0.01.

Gross Profit.   Gross profit was $18.7 million for the first three months of fiscal 2020, an increase of $7.4 million from the same period of fiscal 2019. Gross profit as a percentage of net revenue increased to 17.3% in the first three months of fiscal

2020 as compared to 10.6% in the same period of fiscal 2019.  The improvement in gross profit was primarily attributable to improved pricing and cost saving initiatives.  Fiscal 2019 was impacted by the temporary inefficiencies caused by the delayed start-up of cold-finish operations after the planned equipment upgrade in the first three months of fiscal 2019.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.5 million for the first three months of fiscal 2020, an increase of $0.4 million from the same period of fiscal 2019.  This increase is primarily attributable to higher expense due to foreign exchange losses.  Selling, general and administrative expense as a percentage of net revenues increased to 10.6% for the first three months of fiscal 2020 compared to 10.4% for the same period of fiscal 2019.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.8% of net revenue, for the first three months of fiscal 2020, compared to $0.8 million, or 0.8% of net revenue, in the same period of fiscal 2019.

Operating Income/(Loss).  As a result of the above factors, operating income in the first three months of fiscal 2020 was $6.4 million compared to an operating loss of $(0.6) million in the same period of fiscal 2019.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $1.7 million compared to $0.9 million in the same period of fiscal 2019.  The increase in expense was primarily driven by lower discount rates in the September 30, 2019 valuation which resulted in higher retirement liabilities and ultimately higher expense for the first quarter of fiscal 2020.

Income Taxes.  Income tax expense was $1.1 million in the first three months of fiscal 2020, an increase of $1.2 million from a benefit of $0.1 million in the same period of fiscal 2019.  The effective tax rate (ETR) in the first quarter of fiscal 2020 of 26.0% was higher than the ETR during the same period of fiscal 2019 due to the prior year forfeiture of stock options which had an adverse impact of $0.3 million during the first quarter of fiscal 2019.  This adverse impact lowered the ETR in a period which the Company had pre-tax losses.

Net Income/(Loss).  As a result of the above factors, net income for the first three months of fiscal 2020 was $3.3 million, a difference of $4.9 million from a net loss of $(1.6) million in the same period of fiscal 2019.

Volumes, Competition and Pricing

Overall shipments during the first quarter of fiscal 2020 declined from the prior quarter and prior year’s first quarter due to a number of factors. Volume shipped in the first quarter of fiscal 2020 was 4.2 million pounds, which was 1.2 million pounds lower sequentially than the fourth quarter of fiscal 2019 and 0.1 million pounds lower than last year’s first quarter, which was impacted by a planned equipment outage.  Volume shipped into the aerospace market in the first quarter of fiscal 2020 was 0.4 million pounds lower sequentially compared to the fourth quarter of fiscal 2019 but higher than last year’s first quarter by 0.2 million pounds.  Uncertainty is elevated in the aerospace market with the Boeing announcement that it has temporarily suspended production of the grounded 737 MAX and the corresponding impact in the aerospace supply chain.  The Company has also seen adjustments in the ordering patterns for supply chains other than the Boeing 737 MAX.  These headwinds are detrimental to current and near-term shipments into the aerospace market.  The Company believes the demand drivers in the aerospace market are favorable long-term.  Volume shipped into the chemical processing market in the first quarter of fiscal 2020 was lower sequentially by 0.5 million pounds compared to the fourth quarter of fiscal 2019 and lower than the first quarter of fiscal year 2019 by 0.1 million pounds driven by lower base-business volumes which the Company attributes to trade tariffs and global economic uncertainty.  However, the lower base-business was slightly offset by higher specialty application projects. Pounds shipped in the first quarter of fiscal 2020 into the industrial gas turbine market were 0.1 million pounds lower sequentially compared to the fourth quarter of fiscal 2019 but slightly higher than last year’s first quarter.  The primary industrial gas turbine market activity was attributable to a slight improvement in demand for large-frame turbines, while small/medium frame engine builds have slowed down primarily due to the oil and gas market.  Volume shipped into the other markets category in the first quarter of fiscal 2020 was lower sequentially by 0.1 million pounds compared to the fourth quarter of fiscal 2019 and lower by 0.2 million pounds compared to last year’s first quarter, driven by a reduction in flue gas desulfurization shipments.

The product average selling price per pound in the first quarter of fiscal 2020 was $23.97, which is higher sequentially compared to the fourth quarter of fiscal 2019 and higher than last year’s first quarter.  The increase is primarily driven by favorable product mix and price increases.  The Company continues to emphasize price increases in our high-value differentiated products.

Gross Profit Margin Trend Performance

The gross profit margin percentage improved in the first quarter of fiscal 2020 to 17.3% as compared to 16.4% in the fourth quarter of fiscal 2019, even on lower topline net revenues, and continued the sequential improvement in each quarter since the beginning of fiscal 2019 with the progression being 10.6%, 11.5%, 14.4%, 16.4% and 17.3%.  Continued traction of the Company’s improvement initiatives related to price increases and cost reductions continue to favorably impact gross margins.

Backlog

Backlog was $237.6 million at December 31, 2019, an increase of $2.4 million, or 1.0%, from $235.2 million at September 30, 2019.  Backlog pounds at December 31, 2019 increased sequentially during the first quarter of fiscal 2020 by 2.1% as compared to September 30, 2019.  The average selling price of products in the Company’s backlog decreased to $28.87 per pound at December 31, 2019 from $29.17 per pound at September 31, 2019, reflecting a change in product mix and lower market prices for raw materials.

Capital Spending

Capital investment in the first three months of fiscal 2020 was $2.3 million, and the forecast for capital spending in fiscal 2020 is approximately $12.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $290.2 million at December 31, 2019, an increase of $7.8 million, or 2.8%, from $282.5 million at September 30, 2019. This increase resulted primarily from inventory increasing $23.2 million, partially offset by accounts receivable decreasing by $10.9 million during the first quarter of fiscal 2020 and accounts payable and accrued expenses increasing by $4.5 million during the first quarter of fiscal 2020.

 Liquidity

The Company had cash and cash equivalents of $33.6 million, inclusive of $9.9 million that was held by foreign subsidiaries in various currencies, compared to $31.0 million at September 30, 2019.  Additionally, there were zero borrowings against the line of credit outstanding as of December 31, 2019.

Net cash provided by operating activities in the first three months of fiscal 2020 was $7.0 million compared to net cash provided by operating activities of $7.1 million in the first three months of fiscal 2019, a decrease of $0.1 million.  Cash flow from operating activities in the first three months of fiscal 2020 was adversely impacted by greater increases in inventory and lower income tax refunds as compared to the same period of fiscal 2019, partially offset by higher net income and greater decreases in accounts receivable in the first three months of fiscal 2020 as compared to the same period of fiscal 2019.

Net cash used in investing activities was $2.3 million in the first three months of fiscal 2020 which was comparable to the same period of fiscal 2019.

Net cash used in financing activities was $2.6 million in the first three months of fiscal 2020, which was lower than cash used in financing activities during the same period of fiscal 2018 of $2.9 million, primarily as a result of, among other factors, proceeds received from the exercise of stock options during the three months of fiscal 2020 as compared to the same period of fiscal 2019. Stock options were exercised by certain members of management just prior to their 10 year expiration dates.

The Company’s sources of liquidity for fiscal 2020 are expected to consist primarily of cash generated from operations, cash on hand and, if needed, borrowings under the U.S. revolving credit facility. At December 31, 2019, the Company had cash of $33.6 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures, regular quarterly dividends and working capital requirements over the next twelve months.

Dividend Declared

On January 30, 2020, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable March 16, 2020 to stockholders of record at the close of business on March 2, 2020. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Guidance

The Company is anticipating a continuation of the reduced demand into the second quarter of fiscal year 2020 due to the uncertainty in the aerospace market surrounding the Boeing 737 MAX production.  As the Company manages through these issues, its improvement initiatives continue to positively impact results.  The Company expects revenue and earnings in the second quarter of fiscal 2020 to be higher than the first quarter of fiscal 2020 as it moves past seasonality issues that impacted the first quarter.  Compared to last year’s second quarter, the Company expects revenue in the second quarter of fiscal 2020 to be lower than the prior year second quarter of fiscal 2019, however earnings are expected to be higher than last year.

Earnings Conference Call

The Company will host a conference call on Friday, January 31, 2020 to discuss its results for the first quarter of fiscal 2020.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, January 31, 2020	Dial-In Numbers:	844-602-0380 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0970 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, January 31st at 11:00 a.m. ET, through 11:59 p.m. ET on Monday,  March 2, 2020. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	57761

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2020 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2019.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2018	2019
Net revenues	$107,069	$108,453
Cost of sales	95,734	89,710
Gross profit	11,335	18,743
Selling, general and administrative expense	11,128	11,507
Research and technical expense	834	882
Operating income (loss)	(627)	6,354
Nonoperating retirement benefit expense	856	1,700
Interest income	(20)	(14)
Interest expense	241	251
Income (loss) before income taxes	(1,704)	4,417
Provision for (benefit from) income taxes	(101)	1,149
Net income (loss)	$(1,603)	$3,268
Net income (loss) per share:
Basic	$(0.13)	$0.26
Diluted	$(0.13)	$0.26
Weighted Average Common Shares Outstanding
Basic	12,431	12,460
Diluted	12,431	12,502

Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

 (in thousands, except share data)

	September 30,	December 31,
	2019	2019
ASSETS
Current assets:
Cash and cash equivalents	$31,038	$33,619
Accounts receivable, less allowance for doubtful accounts of $441 and $464 at September 30, 2019 and December 31, 2019, respectively	76,979	66,034
Inventories	258,802	282,019
Income taxes receivable	1,757	457
Other current assets	3,297	3,668
Total current assets	371,873	385,797
Property, plant and equipment, net	169,966	167,400
Deferred income taxes	34,132	33,584
Other assets	7,756	10,164
Goodwill	4,789	4,789
Other intangible assets, net	5,284	5,233
Total assets	$593,800	$606,967
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,497	$40,197
Accrued expenses	18,833	17,615
Income taxes payable	—	481
Accrued pension and postretirement benefits	4,250	4,250
Deferred revenue—current portion	2,500	2,500
Total current liabilities	60,080	65,043
Long-term obligations (less current portion)	8,609	8,634
Deferred revenue (less current portion)	15,329	14,704
Deferred income taxes	2,016	2,016
Operating lease liabilities	—	2,562
Accrued pension benefits (less current portion)	101,812	100,167
Accrued postretirement benefits (less current portion)	109,679	110,215
Total liabilities	297,525	303,341
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,566,969 and 12,615,164 shares issued and 12,513,500 and 12,556,255 shares outstanding at September 30, 2019 and December 31, 2019, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	253,843	254,999
Accumulated earnings	125,296	139,010
Treasury stock, 53,469 shares at September 30, 2019 and 58,909 shares at December 31, 2019	(2,239)	(2,437)
Accumulated other comprehensive loss	(80,638)	(87,959)
Total stockholders’ equity	296,275	303,626
Total liabilities and stockholders’ equity	$593,800	$606,967

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2018	2019
Cash flows from operating activities:
Net income (loss)	$(1,603)	$3,268
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,550	4,752
Amortization	105	51
Pension and post-retirement expense - U.S. and U.K.	2,245	3,437
Change in long-term obligations	(7)	(12)
Stock compensation expense	450	734
Deferred revenue	(625)	(625)
Deferred income taxes	289	(84)
Loss on disposition of property	5	—
Change in assets and liabilities:
Accounts receivable	8,106	11,941
Inventories	(8,815)	(19,983)
Other assets	(293)	(206)
Accounts payable and accrued expenses	(1,458)	4,207
Income taxes	5,081	1,761
Accrued pension and postretirement benefits	(934)	(2,213)
Net cash provided by (used in) operating activities	7,096	7,028
Cash flows from investing activities:
Additions to property, plant and equipment	(2,271)	(2,296)
Net cash used in investing activities	(2,271)	(2,296)
Cash flows from financing activities:
Revolving credit facility borrowings	2,000	—
Revolving credit facility repayments	(2,000)	—
Dividends paid	(2,752)	(2,760)
Proceeds from exercise of stock options	215	422
Payment for purchase of treasury stock	(308)	(198)
Payments on long-term obligation	(34)	(40)
Net cash used in financing activities	(2,879)	(2,576)
Effect of exchange rates on cash	(139)	425
Increase (decrease) in cash and cash equivalents:	1,807	2,581
Cash and cash equivalents:
Beginning of period	9,802	31,038
End of period	$11,609	$33,619

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
(dollars in thousands)	2018	2019	2019	2019	2019
Net revenues	$107,069	$127,474	$126,032	$129,640	$108,453
Gross profit margin	11,335	14,683	18,175	21,310	18,743
Gross profit margin %	10.6%	11.5%	14.4%	16.4%	17.3%
Net income (loss)	(1,603)	1,509	3,802	6,037	3,268
Net income (loss) per share:
Basic	$ (0.13)	$ 0.12	$ 0.30	$ 0.48	$ 0.26
Diluted	$ (0.13)	$ 0.12	$ 0.30	$ 0.48	$ 0.26